Exhibit 99.1

LandBridge Company LLC Announces Fourth Quarter and Fiscal Year 2024 Results

Delivers Q4 revenue growth of 109% year-over-year

Fiscal Year 2024 year-over-year revenue growth of 51%

Re-affirms FY25 EBITDA outlook of $170 million to $190 million

Added approximately 53,000 acres through previously announced acquisitions

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB) (the “Company,” “LandBridge”) today announced its financial and operating results for the fourth quarter and fiscal year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights

•
Revenues of $36.5 million, up 109% year-over-year
•
Net income of $8.2 million(1)
•
Net income margin of 22%(1)
•
Adjusted EBITDA(2) of $31.7 million, up 108% year-over-year
•
Adjusted EBITDA Margin(2) of 87%
•
Cash flows from operating activities of $26.9 million
•
Free Cash Flow(2) of $26.7 million
•
Operating cash flow margin of 74%
•
Free Cash Flow Margin(2) of 73%

(1) 4Q24 net income and net income margin include a non-cash expense of $11.1 million attributable to share-based compensation, including $8.9 million attributable to management incentive units issued by LandBridge Holdings LLC ("Incentive Units"). Any actual cash expense associated with such Incentive Units will be borne solely by LandBridge Holdings LLC and not the Company.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

(3) Fiscal Year 2024 net loss and net loss margin include a non-cash expense of $95.3 million attributable to share-based compensation, including $72.6 million attributable to NDB Incentive Units issued prior to the IPO and $18.7 million attributable to Incentive Units. Any actual cash expense associated with such Incentive Units will be borne solely by LandBridge Holdings LLC and not the Company.

(4) Surface use economic efficiency is calculated as (i) total revenues less oil and gas royalty revenues divided by (ii) applicable acreage.

Fiscal Year 2024 Financial Highlights

•
Revenues of $110.0 million, up 51% year-over-year
•
Net loss of $41.5 million(3)
•
Net loss margin of 38%(3)
•
Adjusted EBITDA(2) of $97.1 million, up 55% year-over-year
•
Adjusted EBITDA Margin(2) of 88%
•
Cash flows from operating activities of $67.6 million
•
Free Cash Flow(2) of $66.7 million
•
Operating cash flow margin of 62%
•
Free Cash Flow Margin(2) of 61%
•
On legacy acreage owned as of fiscal year end 2023, increased surface use economic efficiency(4) year-over-year from $724 per acre to $1,018 per acre, a nearly 41% increase

Recent Milestones

•
Completed the acquisition of approximately 46,000 largely contiguous surface acres known as the Wolf Bone Ranch in the Delaware Basin from a subsidiary of VTX Energy Partners, LLC, a Vitol investment (“VTX Energy”). The land generates significant cash flows from existing third-party operations and LandBridge secured a minimum annual revenue commitment of $25 million for each of the next five years from VTX Energy and its affiliates that includes surface operations, brackish water used for completions and produced water handling royalties.
•
Subsequent to year-end, acquired approximately 3,000 surface acres in Lea County, New Mexico that are contiguous with our existing land, increasing our aggregate surface land holdings to approximately 276,000 acres.
•
Executed a development agreement with Western Midstream Partners, LP providing a surface and pore space solution for a portion of the recently announced 42-mile, 30-inch Pathfinder produced water pipeline and related produced water handling facilities on our East Stateline Ranch in Loving County, Texas.

•
Executed solar energy project development agreements with affiliates of DESRI, a leading developer, owner and operator of renewable energy projects. The agreements include ~6,700 acres in Andrews County, Texas and Lea County, New Mexico for which DESRI has submitted interconnection requests to the Southwest Power Pool.

Jason Long, Chief Executive Officer of the Company, stated, “In 2024, we tripled the size of our land holdings, delivered high-double-digit revenue growth year-over-year, and demonstrated our ability to deliver industry-leading adjusted EBITDA and free cash flow margins. With more than 270,000 acres across the most active oil and natural gas development and production region of the prolific Permian Basin, we are uniquely positioned to capitalize on opportunities in energy and digital infrastructure to create sustainable value for our shareholders.”

Scott McNeely, Chief Financial Officer of the Company, said, “Our triple-digit revenue growth during the fourth quarter is clear evidence of our momentum across the business. For 2025, we anticipate another year of strong revenue growth and profitability as we execute on our active land management strategy.”

Fourth Quarter 2024 Consolidated Financial Information

Revenue for the fourth quarter of 2024 was $36.5 million as compared to $28.5 million in the third quarter of 2024 and $17.5 million in the fourth quarter of 2023. The sequential increase was primarily attributable to increases in easements and other surface-related revenue of $8.2 million, oil and gas royalties of $1.6 million and surface use royalties of $0.7 million, partially offset by sequential decreases of $1.8 million and $0.7 million in resource sales and resource royalties, respectively. Net income for the fourth quarter of 2024 was $8.2 million as compared to net loss of $2.8 million in the third quarter of 2024 and net income of $2.5 million in the fourth quarter of 2023.(1)

Adjusted EBITDA was $31.7 million in the fourth quarter of 2024 as compared to $25.0 million in the third quarter of 2024 and $15.2 million in the fourth quarter of 2023. (2) Adjusted EBITDA during the fourth quarter of 2024 reflects $8.9 million of non-cash charges related to Incentive Units and $2.2 million of non-cash charges related to restricted stock units.

Net income margin was 22% in the fourth quarter of 2024 as compared to net loss margin of 10% in the third quarter of 2024 and net income margin of 14% in the fourth quarter of 2023. (1) Adjusted EBITDA margin was 87% in the fourth quarter of 2024 as compared to 88% in the third quarter of 2024 and 87% in the fourth quarter of 2023. (2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $25.5 million in the fourth quarter of 2024 as compared to $16.5 million in the third quarter of 2024 and $7.7 million in the fourth quarter of 2023. Surface Use Royalties and Revenue increased 54% sequentially, primarily driven by a non-refundable $8.0 million option payment received in December in connection with a data center lease development agreement and an increase in produced water royalty volumes from 775 MBbls/d to 831 MBbls/d.

Resources Sales and Royalties: Generated revenues of $6.6 million in the fourth quarter of 2024 as compared to $9.1 million in the third quarter of 2024 and $3.9 million in the fourth quarter of 2023. Revenue from Resource Sales and Royalties decreased 28% sequentially, primarily driven by decreased brackish water sales and royalty volumes.

Oil and Gas Royalties: Generated revenues of $4.5 million in the fourth quarter of 2024 as compared to $2.9 million in the third quarter of 2024 and $5.8 million in the fourth quarter of 2023. Revenue from Oil and Gas Royalties increased 54% sequentially, primarily driven by net royalty production increasing to 1,199 boe/d, up from 895 boe/d in the third quarter.

Free Cash Flow Generation

Cash flow from operations for the fourth quarter of 2024 was $26.9 million as compared to $7.5 million in the third quarter of 2024 and $12.5 million in the fourth quarter of 2023. Capital expenditures for the fourth quarter of 2024 were $0.2 million. Free cash flow during the fourth quarter of 2024 was $26.7 million.(2)

Net cash used in investing activities during the fourth quarter of 2024 was $292.3 million.

Net cash provided by financing activities during the fourth quarter of 2024 consisted of approximately $339.3 million of net proceeds from the previously-announced private placement of Class A shares representing limited liability company interests (the “Class A Shares”) at a price of $60.03 per Class A Share to persons reasonably believed to be accredited investors or qualified institutional buyers (the “Private Placement”). Approximately $145.4 million of proceeds from the Private Placement were used to purchase units representing membership interests in DBR Land Holdings LLC (“OpCo Units”) held by LandBridge Holdings LLC, an affiliate of LandBridge’s financial sponsor, Five Point Energy LLC. A corresponding number of Class B shares representing limited liability company interests in the Company held by LandBridge Holdings LLC were contemporaneously cancelled. Other net inflows consisted of $137.5 million of debt facility proceeds, of which $33.8 million were paid down during the quarter.

Strong Balance Sheet with Ample Liquidity

Total cash and cash equivalents were $37.0 million as of December 31, 2024, as compared to $14.4 million as of September 30, 2024. The Company had $385.0 million of borrowings outstanding under its term loan and revolving credit facility as of December 31, 2024, versus $281.3 million outstanding as of September 30, 2024.

As of December 31, 2024, the Company had approximately $70.0 million of available borrowing capacity under its revolving credit facility.

Total liquidity was $107.0 million as of December 31, 2024.

Outlook

The Company re-affirms the following outlook for fiscal year 2025:

For fiscal year 2025, the Company expects Adjusted EBITDA to be between $170 million and $190 million, driven by:

▪
Incremental contribution from our recent acquisitions;
▪
Initial solar facility contributions to surface use revenues;
▪
Growth of our surface use royalties through higher produced water volumes on our surface;
▪
Updates to resources sales and royalties based on current timing and volume expectations; and
▪
Updates to anticipated commodity pricing based on current regional pricing dynamics

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

Annual Report on Form 10-K

Our financial statements and related footnotes will be available in our Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2025.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, March 6, 2025, at 8:00 a.m. Central Time to discuss fourth quarter and fiscal year 2024 results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website at https://ir.landbridgeco.com/events-and-presentations/default.aspx. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://registrations.events/direct/Q4I3477978 to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and remain available through March 20, 2025. The replay can be accessed by registering online at https://registrations.events/direct/Q4I3477978.

About LandBridge

LandBridge owns approximately 276,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and natural gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Energy LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of our affiliates, WaterBridge, Desert Environmental and the counterparty to the lease development agreement in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully on our land; our customers’ willingness and ability to develop our land or any potential acquired acreage to accommodate any future surface use developments, such as the site under contract for the lease development agreement for the data center; the domestic and foreign supply of, and demand for, energy sources, including the impact of actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes to such levels; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; the initiation or outcome of potential litigation; our ability to continue the payment of dividends; our ability to successfully implement our growth plans, including through the future acquisitions of acreage and/or introduction of new revenue streams; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with

LandBridge are also more fully discussed in our final prospectus filed with the SEC on December 31, 2024, and our subsequent SEC filings. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only our historical financial results and the historical financial results of our predecessor, DBR Land Holdings LLC, as applicable.

FOURTH QUARTER 2024 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Surface use royalties	$3,992	$2,464	$13,121	$7,780
Surface use royalties - Related party	6,597	2,162	18,499	5,436
Easements and other surface-related revenues	5,611	2,733	20,629	8,395
Easements and other surface-related revenues - Related party	9,262	385	13,486	4,249
Resource sales	3,056	2,138	14,964	18,045
Resource sales - Related party	58	158	387	1,785
Oil and gas royalties	4,464	5,795	16,027	20,743
Resource royalties	2,976	1,622	9,779	6,432
Resource royalties - Related party	483	-	3,062	-
Total revenues	36,499	17,457	109,954	72,865

Resource sales-related expense	374	364	2,113	3,445
Other operating and maintenance expense	1,337	784	3,174	2,740
General and administrative expense (income)	14,188	8,519	112,302	(12,091)
Depreciation, depletion, amortization and accretion	2,581	2,366	8,875	8,762
Operating income (loss)	18,019	5,424	(16,510)	70,009

Interest expense, net	7,100	2,843	23,335	7,016
Other income	-	(8)	(241)	(549)
Income (loss) from operations before taxes	10,919	2,589	(39,604)	63,542
Income tax expense	2,765	67	1,875	370
Net income (loss)	$8,154	$2,522	$(41,479)	$63,172
Net loss prior to the IPO	-		(46,877)
Net income attributable to noncontrolling interest	5,701		288
Net income attributable to LandBridge Company LLC	$2,453		$5,110

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
Current assets:
Cash and cash equivalents	$37,032	$37,823
Accounts receivable, net	12,544	12,383
Related party receivable	2,111	1,037
Prepaid expenses and other current assets	1,628	1,035
Total current assets	53,315	52,278

Non-current assets:
Property, plant and equipment, net	902,742	203,018
Intangible assets, net	45,265	28,642
Deferred tax assets	411	-
Other assets	1,741	5,011
Total non-current assets	950,159	236,671
Total assets	$1,003,474	$288,949

Liabilities and equity
Current liabilities:
Accounts payable	$489	$200
Taxes payable	2,286	385
Related party payable	686	453
Accrued liabilities	7,185	4,945
Current portion of long-term debt	424	20,339
Unearned revenue	1,221	278
Other current liabilities	2,119	500
Total current liabilities	14,410	27,100

Non-current liabilities:
Long-term debt	380,815	108,343
Other long-term liabilities	183	2,759
Total non-current liabilities	380,998	111,102
Total liabilities	395,408	138,202

Commitments and contingencies

Member's equity	-	150,747
Class A shares, unlimited shares authorized and 23,255,419 shares issued and outstanding as of December 31, 2024. None authorized, issued or outstanding as of December 31, 2023.	432,663	-
Class B shares, unlimited shares authorized and 53,227,852 shares issued and outstanding as of December 31, 2024. None authorized, issued or outstanding as of December 31, 2023.	-	-
Retained earnings	3,349	-
Total shareholders' equity attributable to LandBridge Company LLC	436,012	-
Noncontrolling interest	172,054	-
Total shareholders' and member's equity	608,066	150,747
Total liabilities and equity	$1,003,474	$288,949

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net (loss) income	$(41,479)	$63,172
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	8,875	8,762
Amortization of deferred financing fees	411	129
Amortization of debt issuance costs	1,277	259
Share-based compensation	95,335	(17,230)
Gain on disposal of assets	-	(239)
Deferred income tax expense	(411)	-
Bad debt expense	5	(7)
Changes in operating assets and liabilities:
Accounts receivable	2,113	(1,474)
Related party receivable	(1,074)	(613)
Prepaid expenses and other assets	(328)	43
Accounts payable	272	362
Related party payable	233	(109)
Unearned revenue	940	(989)
Accrued liabilities and other liabilities	(434)	803
Income taxes payable	1,901	173
Net cash provided by operating activities	67,636	53,042

Cash flows from investing activities
Acquisitions	(723,367)	-
Capital expenditures	(985)	(2,783)
Proceeds from disposal of assets	-	11
Net cash used in investing activities	(724,352)	(2,772)

Cash flows from financing activities
Proceeds from issuance of Class A shares - IPO, net of underwriter discounts & fees	278,263	-
Proceeds from issuance of Class A shares - December Private Placement, net of placement agent fees	339,291	-
Purchase of OpCo Units from LandBridge Holdings, net of placement agent fees	(145,411)	-
Contributions from member	120,000	-
Dividends, dividend equivalents, and distributions paid	(178,244)	(105,165)
Proceeds from term loan	362,500	100,000
Repayments of term loan	(102,500)	(62,417)
Proceeds from revolver	55,000	50,000
Repayments of revolver	(60,000)	(15,000)
Other financing activities	(462)	(404)
Debt issuance costs	(4,326)	(3,106)
Offering costs	(8,186)	(1,706)
Net cash provided by (used in) financing activities	655,925	(37,798)
Net (decrease) increase in cash and cash equivalents	(791)	12,472
Cash and cash equivalents - beginning of period	37,823	25,351
Cash and cash equivalents - end of period	$37,032	$37,823

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Year Ended,		Three Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023
	(In thousands)		(In thousands)
Net income (loss)	$(41,479)	$63,172	$8,154	$(2,756)	$2,522
Adjustments:
Depreciation, depletion, amortization and accretion	8,875	8,762	2,581	2,038	2,366
Interest expense, net	23,335	7,016	7,100	7,071	2,843
Income tax expense (benefit)	1,875	370	2,765	(1,128)	67
EBITDA	(7,394)	79,320	20,600	5,225	7,798
Adjustments:
Share-based compensation - Incentive Units (1)	91,307	(17,230)	8,905	9,830	7,204
Share-based compensation - RSUs	4,028	-	2,234	1,794	-
Transaction-related expenses (2)	1,266	598	-	351	101
Non-recurring (3)	7,825	-	-	7,825	-
Other	37	116	-	(13)	122
Adjusted EBITDA	$97,069	$62,804	$31,739	$25,012	$15,225
Net (loss) income margin	(38%)	87%	22%	(10%)	14%
Adjusted EBITDA Margin	88%	86%	87%	88%	87%

(1)
Share-based compensation – Incentive Units for the three months ended December 31, 2024, consists of $8.9 million related to the Incentive Units. Share-based compensation – Incentive Units for the three months ended September 30, 2024, consists of $9.8 million related to the NDB Incentive Units. Share-based compensation – Incentive Units for the three months ended December 31, 2023, consists only of the NDB Incentive Units. NDB Incentive Units were liability awards resulting in periodic fair value remeasurement prior to the Division. Subsequent to the IPO, any actual cash expense associated with such Incentive Units is borne solely by LandBridge Holdings LLC and not the Company. Distributions attributable to Incentive Units are based on returns received by investors of LandBridge Holdings LLC once certain return thresholds have been met and are neither an obligation of the Company nor taken into consideration for distributions to investors in the Company.
(2)
Transaction-related expenses consist of non-capitalizable transaction costs associated with both completed or attempted acquisitions, debt amendments and entity structuring charges.
(3)
Non-recurring expenses for the three months ended September 30, 2024 consist primarily of $5.0 million in IPO-related employee compensation and $2.6 million related to lease termination expense.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Year Ended,		Three Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	September 30, 2024	December 31, 2023
	(In thousands)		(In thousands)
Net cash provided by operating activities	$67,636	$53,042	$26,928	$7,450	$12,483
Net cash used in investing activities	(724,352)	(2,772)	(292,331)	(1,053)	(149)
Cash (used in) provided by operating and investing activities	(656,716)	50,270	(265,403)	6,397	12,334
Adjustments:
Acquisitions	723,367	-	292,107	750	-
Proceeds from disposal of assets	-	(11)	-	-	-
Free Cash Flow	$66,651	$50,259	$26,704	$7,147	$12,334
Operating cash flow margin (1)	62%	73%	74%	26%	72%
Free Cash Flow Margin	61%	69%	73%	25%	71%

(1)
Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.